UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2010

COPSYNC, INC.
(Exact name of registrant specified in charter)

Delaware	000-53705	98-0513637
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2010 FM 2673 Canyon Lake, Texas 78133
(Address of principal executive offices) (Zip Code)

(830) 899-7962
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

COPsync, Inc., a Delaware corporation (“COPsync” or the “Company”), announced on December 9, 2010, that it has signed a second firm, Cardinal Tracking, Inc., to serve as an OEM distributor of the COPsync information sharing service.  COPsync previously announced in October of this year the first firm it signed to serve as an OEM distributor, Hill Country Software and Support, Inc.

COPsync is dedicated to building a nationwide network of the best of the estimated 2,100 vendors supplying information technology to the law enforcement industry. The Company plans to integrate the COPsync service with the information systems of select vendors to produce a nationwide network of distributors committed to real-time data interoperability. The Company believes this nationwide network of distributors will help extend the Company’s geographical footprint throughout the United States.

The Company seeks to encourage the best of these information technology vendors to sign as an OEM distributor in the near-term. For those vendors that execute OEM distribution agreements with the Company in the next approximately 30 - 60 days, the Company has developed an OEM Early Adopter Stock Arrangement, as described below.

To qualify for the OEM Early Adopter Stock Arrangement, the OEM distributor will be required to pay a cash license fee (“License Fee”) as a condition of obtaining the rights to distribute the COPsync information sharing service. The License Fee will be in addition to recurring royalty payments that are to be paid to COPsync, on a per officer, per month basis, with respect to the OEM’s end-user customers that subscribe to participate in the COPsync network.  The License Fee varies according to certain criteria established by the Company and the minimum License Fee applicable to these OEM Early Adopter Stock Arrangements is expected to be no less than $100,000 per vendor and could be substantially higher in certain cases.

Under the OEM Early Adopter Stock Arrangement, in lieu of paying the License Fee, OEM early adopter vendors are given the right to purchase (for cash) shares of the Company’s common stock valued in an amount equal to the License Fee.  For these purposes, the Company’s common stock will be valued at the greater of (A) $.10 per share or (B) the trading price of the Company’s common stock at or about the time the OEM actually pays the License Fee. The Company expects that the License Fee will be paid in one lump sum or over a contractually-specified period of time. The shares will be issued following payment of the applicable License Fee.

Both of the firms referenced above, which have already signed as OEM distributors, qualify for the OEM Early Adopter Stock Arrangement.

The shares that are issued pursuant to the OEM Early Adopter Stock Arrangement are intended to be issued in transactions exempt from registration under the Securities Act of 1933, as amended, and applicable state securities laws. Accordingly, they will be considered “restricted” for securities laws purposes.  In addition, these shares shall generally be subject to contractually imposed transfer restrictions for a 10 year period, provided that these transfer restrictions shall generally expire quarterly and pro-rata over the 10 year period, with the caveat that a particular vendor’s transfer restrictions shall expire entirely when that vendor achieves certain contractually agreed sales metrics.

The Company cannot predict which of the vendors it is targeting will actually sign an OEM distribution agreement in the near-term, and thus qualify for the OEM Early Adopter Stock Arrangement, or the amounts the Company might expect to receive in aggregate License Fees.  The Company also cannot predict the value of the Company’s stock price at the time these License Fees, if any, are actually paid. The Company is thus unable to predict with any degree of certainty how many shares of its common stock it will actually issue pursuant to the OEM Early Adopter Stock Arrangement. The Company will report in its quarterly filings with the SEC any shares of its common stock that it actually issues pursuant to the Early Adopter Stock Arrangement and the payments it receives for such shares.

The foregoing is a description of certain terms that the Company foresees as generally being applicable to the initial group of OEM distributors that it is targeting.  The agreements the Company enters into will also contain terms and conditions that are not described herein.  The Company reserves the right, in its sole discretion, to enter into agreements that vary, perhaps materially, from those described above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COPSYNC, Inc.

Dated: December 22, 2010	By:	/s/ Ronald A. Woessner
	Name:	Ronald A. Woessner
	Title:	Chief Executive Officer